Exhibit 97
Compensation Recovery Policy

Purpose: This compensation recovery policy (the “Policy”) is intended to foster a culture that emphasizes integrity and accountability in financial reporting and that reinforces NVR Inc.’s (“the Company”) pay for performance compensation philosophy.

Each Covered Executive shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A, pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy.

Effective Date: This Policy shall be effective as of December 1, 2023 and shall apply to any Incentive Compensation earned on or after such date.

Policy: Subject to the exceptions set forth below, following an Accounting Restatement, the Company shall recover reasonably promptly the amount of Incentive Compensation earned during the Recovery Period by any Covered Executive that exceeds the Incentive Compensation that would have been earned by such Covered Executive after taking into account the Accounting Restatement. This calculation will be made on a pre-tax basis.

This Policy, as may be amended from time to time by the Board, will apply to all Incentive Compensation earned during the Recovery Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation and (c) while the Company has a class of securities listed on the New York Stock Exchange (“NYSE”) or another national securities exchange or a national securities association. Accordingly, this Policy can apply to a person that is no longer a Company employee or a Covered Executive at the time of recovery.

Incentive Compensation is deemed “earned” for purposes of this Policy in the fiscal period during which the performance measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period. For example, if the performance measure for Incentive Compensation is based on adjusted pre-tax income for the year ended December 31, 2023, such compensation will be deemed to have been earned in 2023 even if paid in 2024.

Exceptions

The Company shall not be required to recover Incentive Compensation pursuant to this Policy if the Board has made a determination that recovery would be impracticable and one of the following conditions are met:

1.after making a reasonable and documented attempt to recover erroneously awarded Incentive Compensation, the Board determines that the direct expenses that would be paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; or

2.based on a legal opinion of counsel acceptable to the NYSE, the Board determines that recovery would violate a home country law adopted prior to November 28, 2022; or

3.the Board determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Definitions

“Accounting Restatement” means the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. A restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.

“Covered Executive” means any executive officer of the Company identified pursuant to SEC rule 17 C.F.R. 229.401(b).

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For purposes of this definition, a financial reporting measure is (i) a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements or derived wholly or in part from such measures, or (ii) the Company’s stock price or total shareholder return.

“Recovery Period” means the three completed fiscal years preceding the Trigger Date.

“Trigger Date” means the earlier to occur of: (a) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

Administration

This Policy is intended to comply with the listing requirements of the NYSE and related SEC rules and shall be interpreted in a manner consistent with those requirements. The Board has full authority to interpret and administer the Policy. The Board’s determinations under the Policy shall be final and binding on all persons and shall be given the maximum deference permitted by law. If the Board cannot determine the amount of excess Incentive Compensation earned by a Covered Executive directly from the information in the Accounting Restatement, such as in the case of Incentive Compensation tied to stock price or total stockholder return, then it shall make its determination based on a reasonable estimate of the effect of the Accounting Restatement and shall maintain documentation of such determination.

No Indemnification or Advancement of Legal Fees

The Company shall not indemnify any Covered Executives against, or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that a Covered Executive incurs in opposing Company efforts to recoup amounts pursuant to the Policy.

Non-Exclusive Remedy

Recovery of Incentive Compensation pursuant to this Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal, or other action or pursue any other remedies available to it. This Policy shall be in addition to, any rights of the Company to recover Incentive Compensation from Covered Executives under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, as amended, or pursuant to the terms of any employment agreement, equity award agreement, or similar agreement with a Covered Executive.

Exhibit A

NVR INC.

COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By my signature below, I hereby acknowledge that I have read and understand the NVR Compensation Recovery Policy (the “Policy”) adopted by NVR Inc. (the “Company”), consent and agree to abide by its provisions and further agree that:
1.Defined terms used but not defined in this acknowledgment shall have the meanings set forth in the Policy.
2.The Policy shall apply to any Incentive Compensation as set forth in the Policy and all such Incentive Compensation shall be subject to recovery under the Policy;
3.Any applicable award agreement or other document setting forth the terms and conditions of any Incentive Compensation granted to me by the Company or its affiliates shall be deemed to include the restrictions imposed by the Policy and shall incorporate it by reference. In the event of any inconsistency between the provisions of the Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive Compensation granted to me, the terms of the Policy shall govern unless the terms of such other agreement or other document would result in a greater recovery by the Company;
4.In the event it is determined by the Company that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement;
5.I acknowledge that, notwithstanding any indemnification agreement, employment agreement or other arrangement between the Company and me, or any of the Company’s organizational documents, including the Company’s Restated Articles of Incorporation and its Bylaws, the Company shall not indemnify me against, or pay the premiums for any insurance policy to cover, losses incurred under the Policy;
6.The Policy may be amended from time to time in accordance with its terms; and
7.This acknowledgement and the Policy shall survive and continue in full force and in accordance with its terms, notwithstanding any termination of my employment with the Company and its affiliates.

Signature: ______________________________
Print Name: ______________________________
Date: ______________________________